UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 21, 2009

CLEARWIRE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-34196	56-2408571
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
4400 Carillon Point, Kirkland, WA 98033
(Address of Principal Executive Offices) (Zip Code)
(425) 216-7600
(Registrant’s Telephone Number, Including Area Code)
Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 21, 2009, Clearwire Communications LLC (the “Company”), Clearwire Finance, Inc. (“Clearwire Finance”) and certain wholly-owned domestic subsidiaries of the Company (collectively, the “Guarantors”) entered into a Supplemental Indenture (the “Supplement”) with Clearwire Escrow Corporation (“Clearwire Escrow”) and Wilmington Trust FSB as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”). The Supplement supplements the Indenture, dated as of December 9, 2009 (the “Indenture”), by and among Clearwire Escrow, the Trustee and the Collateral Agent, pursuant to which Clearwire Escrow issued $920.0 million of 12% Senior Secured Notes due 2015 (the “Notes”) on December 9, 2009. The parties entered into the Supplement in connection with the consummation of the closing of the second phase (the “Second Investment Closing”) of the $1.564 billion in new investment capital from Sprint Nextel Corporation (“Sprint”), Comcast Corporation, Time Warner Cable Inc., Intel Corporation, Eagle River Holdings, LLC and Bright House Networks, LLC, as further described in Item 8.01 of this Current Report. Pursuant to the Supplement, the Company and Clearwire Finance assumed all of Clearwire Escrow’s obligations under the Indenture and the Notes. The Guarantors also agreed to guarantee the newly assumed obligations of the Company and Clearwire Finance as “Subsidiary Guarantors” (as defined in the Indenture) pursuant to the Supplement (the “Guarantees”). The Notes have substantially identical terms as the 12% Senior Secured Notes due 2015 (the “Initial Notes”) issued by the Company and Clearwire Finance pursuant to the Indenture, dated as of November 24, 2009, by and among the Company, Clearwire Finance, the Guarantors and Wilmington Trust FSB, as trustee and collateral agent, and are pari passu with the Initial Notes, but are a different series of notes. In connection with the execution of the Supplement by the Company, Clearwire Finance, Clearwire Escrow, the Guarantors, the Trustee and the Collateral Agent, Clearwire Escrow was released from its obligations under the Indenture and the Notes.
     In connection with the execution of the Supplement and the assumption by the Company and Clearwire Finance of Clearwire Escrow’s obligations under the Indenture and the Notes and the creation of the Guarantees on December 21, 2009, Wilmington Trust FSB released $920.0 million from escrow (minus certain fees and expenses) to the Company. Such amounts had been escrowed in a segregated escrow account pursuant to the Escrow and Security Agreement, dated as of December 9, 2009 (the “Escrow Agreement”), by and among Clearwire Escrow, the Company and Wilmington Trust FSB as escrow agent (the “Escrow Agent”) and as trustee. The parties entered into the Escrow Agreement in connection with the issuance of the Notes on December 9, 2009. The Escrow Agent released such amounts to the Company in connection with the consummation of the Second Investment Closing in accordance with the Escrow Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Supplemental Indenture are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.
Item 8.01. Other Events.
     On November 10, 2009, Clearwire Corporation (“Clearwire”) announced a new $1.564 billion round of equity financing, pursuant to which Clearwire received approximately $1.057 billion on November 13, 2009 in connection with the first investment closing. On December 21, 2009, Clearwire received approximately $440 million in connection with the Second Investment Closing. Clearwire will receive an additional $66 million at a closing targeted to be completed during the first quarter of 2010. The remaining closing is subject to Clearwire’s delivery of certain financial information to Sprint for use in its financial reporting and satisfaction of certain other customary closing conditions.
     On December 21, 2009, Clearwire filed a registration statement on Form S-3 with the Securities and Exchange Commission for its previously announced rights offering. Please see Item 99.1 of this Current Report for the press release announcing this registration and the related rights offering.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
4.1	Supplemental Indenture, dated as of December 21, 2009, by and among Clearwire Escrow, the Company, Clearwire Finance, the Guarantors, the Trustee and the Collateral Agent.
99.1	Clearwire press release, dated December 21, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Clearwire has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLEARWIRE CORPORATION
Dated: December 21, 2009	By:	/s/ Erik E. Prusch
Erik E. Prusch
Chief Financial Officer